Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Good Gaming, Inc. (the “Company”) on Form S-1 of our report dated April 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2020 and 2019, and the statements of operations, stockholders’ deficit and cash flows for each of the two years ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

November 19, 2021

331 Newman Springs Road	P (732) 822-4427
Building 1, 4th Floor, Suite 143	F (732) 510-0665
Red Bank, NJ 07701